Exhibit 99.3

Walker & Dunlop, Inc.

2024 Equity Incentive Plan

RESTRICTED STOCK AGREEMENT

COVER SHEET

Walker & Dunlop, Inc., a Maryland corporation (the “Company”), hereby grants restricted shares of the Company’s common stock, par value $0.01 per share (the “Stock”), to the Grantee named below, subject to the vesting and other conditions set forth below (the “Restricted Stock”). Additional terms and conditions of the Restricted Stock are set forth on this cover sheet and in the attached Restricted Stock Agreement (together, the “Agreement”), in the Company’s 2024 Equity Incentive Plan (as amended and/or restated from time to time, the “Plan”), and in any written employment or other written compensatory agreement between you and the Company or any Affiliate (if any, the “Employment Agreement”).

Grant Date:
Name of Grantee:
Number of Shares of Restricted Stock:
Purchase Price per Share of Stock:	$0.01

Vesting Schedule:

#VestingDateandQuantity#

You agree to all of the terms and conditions described in this Agreement, in the Plan (a copy of which is also posted), and in the Employment Agreement unless you deliver a notice in writing within thirty (30) days of receipt of this Agreement to the Company stating that you do not accept the terms and conditions described in this Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Attachment

This is not a stock certificate or a negotiable instrument.

WALKER & DUNLOP, INC.

2024 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Restricted Stock

This Agreement evidences an award of shares of Restricted Stock in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement, the Plan, and on the cover sheet. The Purchase Price is deemed paid by your prior Services to the Company.

Transfer of Unvested Restricted Stock

Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the shares of Restricted Stock be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your shares of Restricted Stock.

Issuance and Vesting

The Company will issue your shares of Restricted Stock in the name set forth on the cover sheet.

Your shares of Restricted Stock will vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement, so long as you continue in Service on each applicable vesting date set forth on the cover sheet.

Notwithstanding your vesting schedule, the shares of Restricted Stock will become 100% vested upon your termination of Service due to your death or Disability.

Change in Control

Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, the shares of Restricted Stock will become 100% vested (i) if the shares of Restricted Stock are not assumed, or equivalent restricted securities are not substituted for the shares of Restricted Stock, by the Company or its successor, or (ii) if assumed or substituted for, upon your Involuntary Termination within the twelve (12)-month period (or for the period of time or lack of a period of time otherwise set forth in the Employment Agreement), following the consummation of the Change in Control.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company or its successor for reasons other than Cause; or (ii) your voluntary resignation for Good Reason (and without Cause) as defined in the Employment Agreement, or if none, then following (x) the assignment of substantial duties or responsibilities inconsistent with your position at the Company, or any other action by the Company which results in a substantial diminution of your duties or responsibilities other than any such reduction which is remedied by the Company within thirty (30) days of receipt of written notice from you; (y) a requirement that you work principally from a location that is twenty (20) miles further from your residence than the Company’s principal place of business on the date of this Agreement; or (z) a substantial reduction in your aggregate base salary and other compensation taken as a whole, excluding any reductions caused by the failure to achieve performance targets. To qualify as an “Involuntary Termination,” you must provide notice to the Company or its successor of any of the foregoing occurrences within ninety (90) days of the initial occurrence, and the Company shall have thirty (30) days thereafter to remedy such occurrence. In addition, you must terminate your Service at a time agreed reasonably with the Company, but in any event within one hundred fifty (150) days from the initial occurrence of any of the foregoing events.

Evidence of Issuance

The issuance of the shares of Stock with respect to the Restricted Stock will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates, with any unvested shares of Restricted Stock bearing the appropriate restrictions imposed by this Agreement. As your interest in the shares of Restricted Stock vests, the recordation of the number of shares of Restricted Stock attributable to you will be appropriately modified if necessary.

Forfeiture of Unvested Restricted Stock

Unless the termination of your Service triggers accelerated vesting of your shares of Restricted Stock or other treatment pursuant to the terms of this Agreement, the Plan, or any Employment Agreement, you will immediately and automatically forfeit to the Company all of the unvested shares of Restricted Stock in the event your Service terminates for any reason.

Forfeiture of Rights

If you should take actions in violation or breach of, or in conflict with, any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, any confidentiality obligation with respect to the Company or any Affiliate, otherwise in competition with the Company or any Affiliate, any Company or Affiliate policy or procedure, any other agreement, or any other obligation to the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your rights to the shares of Restricted Stock awarded under this Agreement, and the shares of Restricted Stock shall immediately and automatically expire.

In addition, if you have vested in any portion of the shares of Restricted Stock granted pursuant to this Agreement during the two (2)-year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (i) for any shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), and (ii) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares of Restricted Stock or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Section 83(b) Election

Under Code Section 83, the difference between the Purchase Price paid for the shares of Restricted Stock and their Fair Market Value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested shares of Restricted Stock described above. You may elect to be taxed at the time the shares of Restricted Stock are acquired, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Code Section 83(b) with the Internal Revenue Service within thirty (30) days after the Grant Date. You will have to make a tax payment to the extent the Purchase Price is less than the Fair Market Value of the shares on the Grant Date. No tax payment will have to be made to the extent the Purchase Price is at least equal to the Fair Market Value of the shares on the Grant Date. The form for making this election is attached as Exhibit A hereto. Failure to make this filing within the thirty (30)-day period will result in the recognition of ordinary income by you (in the event the Fair Market Value of the shares as of the vesting date exceeds the Purchase Price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer (Walker & Dunlop, LLC or any Affiliate of the Company that directly employs you) in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Withholding

You agree as a condition of this grant of Restricted Stock that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or the receipt of the shares of Restricted Stock. In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the Restricted Stock, the Company or any Affiliate will have the right to require such payments from you or withhold such amounts from other payments due to you from the Company or any Affiliate, or withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement. You may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or any Affiliate to withhold shares of Stock otherwise issuable to you or (ii) by delivering to the Company or any Affiliate shares of Stock already owned by you. The number of shares of Stock so delivered or withheld shall be in an amount necessary to cover such withholding obligations.

Notice and Non-Solicitation

The following notice and non-solicitation provisions will apply to you unless you have entered into an Employment Agreement containing such provisions, in which case, the provisions in such Employment Agreement will apply.

You agree as a condition of the Restricted Stock that in the event you decide to leave the Company or an Affiliate for any reason, you will provide the Company or the Affiliate with four (4) weeks’ (for manager-level employees) or two (2) weeks’ (for non-manager-level employees) prior notice of your departure (during which period, in the Company’s or its Affiliate’s sole discretion, you may be placed on paid leave), and you will not commence employment with anyone else during that period. For a period of ninety (90) days following the termination of your Service for any reason, you will not directly or indirectly solicit any employees of the Company or its Affiliates for employment or encourage any employee to leave the Company or any Affiliate.

Retention Rights

This Agreement and the grant of Restricted Stock evidenced by this Agreement do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in an Employment Agreement, the Company or an Affiliate, as applicable, reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights

You have the right to vote the shares of Restricted Stock and to receive any dividends declared or paid on such shares.  Any stock distributions you receive with respect to unvested shares of Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto.  Any cash dividends paid on unvested shares of Restricted Stock you hold on the record date for such dividend shall be paid to you in cash at the same time paid to other stockholders of the Company as of the record date for such dividend and shall not be subject to the conditions and restrictions applicable to the unvested shares of Restricted Stock.  Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before an appropriate book entry is made (or your certificate is issued).

Your Restricted Stock grant shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Section 17 of the Plan.

Legends

If and to the extent that the shares of Restricted Stock are represented by certificates rather than book entry, all certificates representing the shares of Restricted Stock issued under this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING, FORFEITURE, AND OTHER RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

To the extent the shares of Restricted Stock are represented by a book entry, such book entry will contain an appropriate legend or restriction similar to the foregoing.

Clawback

The Restricted Stock are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy (including, without limitation, the Company’s Policy for Recovery of Erroneously Awarded Compensation) or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you pursuant to the terms or requirements of such policy or Applicable Laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under Applicable Laws, and you are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of the Restricted Stock earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement, the Plan, and any Employment Agreement constitute the entire understanding between you and the Company regarding the shares of Restricted Stock. Any prior agreements, commitments, or negotiations concerning the Restricted Stock are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or any Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy

To implement, manage and administer the Plan and this Agreement, the Company may process certain personal information about you. For more information about how the Company processes your personal information, please refer to the data privacy provisions in Section 18.10 of the Plan and the Company’s Global Privacy Policy, as it may be amended (which may be found on the Company’s website) or contact your local human resources representative.

Electronic Delivery

By accepting the Restricted Stock, you consent to receive documents related to the shares of Restricted Stock by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A	The grant of Restricted Stock under this Agreement is intended to comply with Code Section 409A (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Plan. In the event that any term of this Agreement conflicts with the terms of an Employment Agreement, the terms of such Employment Agreement shall supersede the conflicting terms herein.

EXHIBIT A

ELECTION UNDER SECTION 83(b) OF
THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address, and social security number of the undersigned taxpayer:

Name:
Address:

Social Security Number:

2.	Description of property with respect to which the election is being made:

_________shares of common stock, par value $0.01 per share, of Walker & Dunlop, Inc., a Maryland corporation (the “Company”).

3.	The date on which the property was transferred is: _____________, 20__.

4.	The taxable year to which this election relates is calendar year: 20___.

5.	Nature of restrictions to which the property is subject:

The shares of common stock are subject to the provisions of a Restricted Stock Agreement between the undersigned taxpayer and the Company. The shares of common stock are subject to forfeiture under the terms of the Restricted Stock Agreement.

6.	The fair market value of the property at the time of transfer (determined without regard to any lapse restriction) was: $__________ per share, for a total of $__________.

7.	The amount paid by taxpayer for the property was: $__________.

8.	A copy of this statement has been furnished to the Company.

Dated: _____________, 20___

Print Name:

PROCEDURES FOR MAKING ELECTION

UNDER INTERNAL REVENUE CODE SECTION 83(b)

The following procedures must be followed with respect to the attached form for making an election under Internal Revenue Code section 83(b) in order for the election to be effective:

1.            You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within thirty (30) days after the Grant Date of your Restricted Stock.

2.            At the same time you file the election form with the IRS, you must also give a copy of the election form to the Stock Plan Administrator of the Company.